Exhibit 107

Calculation of Filing Fee Tables

Form S-8
(Form Type)

Immunome, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.0001 per share	Other	2,955,280(2)	$16.56(3)	$48,939,436.80	0.00014760	$7,223.46
Equity	Common Stock, par value $0.0001 per share	Other	1,730,071(5)	$16.56(3)	$28,649,975.76	0.00014760	$4,228.74
Equity	Common Stock, par value $0.0001 per share	Other	432,518(6)	$14.076(4)	$6,088,123.37	0.00014760	$898.61
Equity	Common Stock, par value $0.0001 per share	Other	2,137,080(7)	$5.91(8)	$12,630,142.80	0.00014760	$1,864.21
Total Offering Amounts					$96,307,678.73		$14,215.02
Total Fee Previously Paid							—
Total Fee Offsets							—
Net Fee Due							$14,215.02

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers any additional number of shares of Common Stock, par value $0.0001 per share (“Common Stock”), of Immunome, Inc. (the “Registrant”) that become issuable under the Immunome, Inc. 2020 Equity Incentive Plan (the “2020 Plan”) and the Immunome, Inc. 2020 Employee Stock Purchase Plan (the “2020 ESPP”) upon stock splits, stock dividends or other distribution, recapitalization or similar events with respect to the shares of Common Stock being registered pursuant to this registration statement.
(2)	Represents shares of Common Stock that were added to the shares authorized for issuance under the 2020 Plan pursuant to an amendment to the 2020 Plan that was duly adopted and approved by the Registrant’s board of directors on August 23, 2023.
(3)	Estimated solely for purposes of calculating the registration fee in accordance with Rules 457(c) and 457(h)(1) under the Securities Act based on the average of the high and low prices of the Registrant’s Common Stock on the Nasdaq Capital Market on February 1, 2024, a date within five business days of the filing of this registration statement.
(4)	Estimated solely for purposes of calculating the registration fee in accordance with Rules 457(c) and 457(h)(1) under the Securities Act based on the average of the high and low prices of the Registrant’s Common Stock on the Nasdaq Capital Market on February 1, 2024, a date within five business days of the filing of this registration statement, multiplied by 85%. Pursuant to the 2020 ESPP, the purchase price of the shares of Common Stock will be 85% of the lesser of the fair market value of the Common Stock on the Offering Date or the Purchase Date (each as defined in the 2020 ESPP).
(5)	Represents shares of Common Stock that were automatically added to the shares authorized for issuance under the 2020 Plan on January 1, 2024 pursuant to an “evergreen” provision contained in the 2020 Plan.
(6)	Represents shares of Common Stock that were automatically added to the shares authorized for issuance under the 2020 ESPP on January 1, 2024 pursuant to an “evergreen” provision contained in the 2020 ESPP.
(7)	Represents shares of Common Stock issuable upon the exercise of an outstanding non-qualified stock option award granted to Clay Siegall, Ph.D., on June 28, 2023 as an inducement material to entry into employment with the Registrant in accordance with Nasdaq Listing Rule 5635(c)(4) (the “Inducement Option Award”).
(8)	Based on the per share exercise price of the Inducement Option Award.